Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	April 29, 2021

TELEFLEX REPORTS FIRST QUARTER 2021 RESULTS

First quarter 2021 revenues of $633.9 million, up 0.5% versus prior year period on an as-reported basis; down 2.6% on a constant currency basis
First quarter 2021 GAAP diluted EPS from continuing operations of $1.58, compared to $2.78 in the prior year period
First quarter 2021 adjusted diluted EPS from continuing operations of $2.87, up 5.5% versus prior year period
Raises 2021 guidance range for GAAP revenue growth from a range of between 10.0% and 11.5% to a range of between 10.50% and 11.75%

Raises 2021 guidance range for constant currency revenue growth from a range of between 8.0% and 9.5% to a range of between 8.50% and 9.75%

Lowers 2021 guidance range for GAAP diluted EPS from continuing operations from a range of between $8.15 and $8.25 to a range of between $8.00 and $8.10

Raises 2021 guidance range for adjusted diluted EPS from continuing operations from a range of between $12.50 and $12.70 to a range of between $12.65 and $12.85

Announces 2021 Restructuring Plan

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 28, 2021.

First quarter 2021 net revenues were $633.9 million, an increase of 0.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 2.6% over the year ago period.

First quarter 2021 GAAP earnings per share from continuing operations decreased 43.2% to $1.58, compared to $2.78 in the prior year period. First quarter 2021 adjusted diluted earnings per share from continuing operations increased 5.5% to $2.87, compared to $2.72 in the prior year period.

Liam Kelly, Chairman, President and Chief Executive Officer, said, “The first quarter of 2021 was a strong start to the year for Teleflex, one in which we exceeded our expectations for revenue, led by the performance of the Americas and Asia."
Mr. Kelly continued, "In addition to strong first quarter top-line performance, we generated the highest adjusted gross and operating margins since becoming a pure-play medical device company, resulting in an adjusted earnings per share amount of $2.87, which also exceeded expectations."

Mr. Kelly concluded, "Based on our results for the first quarter, as well as our outlook for the remainder of the year, we are raising our full year constant currency revenue guidance range and our full year adjusted earnings per share guidance range."

NET REVENUE BY SEGMENT
The following tables and commentary provide information regarding net revenues in each of the Company's reportable operating segments for the three months ended March 28, 2021 on both a GAAP and constant currency basis. The discussion below the tables of the principal factors behind changes in net revenues for the three months ended March 28, 2021 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	March 28, 2021	March 29, 2020	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$375.5	$358.0	4.9%	0.2%	4.7%
EMEA	141.2	156.1	(9.5)%	7.4%	(16.9)%
Asia	63.7	53.1	19.9%	9.6%	10.3%
OEM	53.5	63.4	(15.6)%	1.5%	(17.1)%
Total	$633.9	$630.6	0.5%	3.1%	(2.6)%

Americas first quarter 2021 net revenues were $375.5 million, an increase of 4.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues increased 4.7% compared to the prior year period. The increase in constant currency revenue was primarily attributable to revenue generated by the acquisition of Z-Medica, LLC and an increase in sales of new products, partially offset by a net decrease in sales volumes of existing products caused by the COVID-19 pandemic.

EMEA first quarter 2021 net revenues were $141.2 million, a decrease of 9.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 16.9% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a net decrease in sales volumes of existing products caused by the COVID-19 pandemic.

Asia first quarter 2021 net revenues were $63.7 million, an increase of 19.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues increased 10.3% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increased sales of new products and increased sales volumes of existing products.

OEM first quarter 2021 net revenues were $53.5 million, a decrease of 15.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 17.1% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a decrease in sales volumes of existing products caused by the COVID-19 pandemic, partially offset by net revenues generated by the acquisition of IWG High Performance Conductors, Inc.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following tables and commentary provide information regarding net revenues in each of the Company's global product categories for the three months ended March 28, 2021 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 28, 2021	March 29, 2020	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$164.0	$150.3	9.1%	3.3%	5.8%
Interventional	96.2	99.9	(3.8)%	2.6%	(6.4)%
Anesthesia	84.9	75.7	12.1%	5.1%	7.0%
Surgical	80.4	75.4	6.6%	4.3%	2.3%
Interventional Urology	73.4	74.2	(1.1)%	0.2%	(1.3)%
OEM	53.5	63.4	(15.6)%	1.5%	(17.1)%
Other	81.7	91.7	(11.0)%	4.3%	(15.3)%
Total	$633.9	$630.6	0.5%	3.1%	(2.6)%

First quarter 2021 net revenues from sales of Vascular Access products were $164.0 million, an increase of 9.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues increased 5.8% compared to the prior year period.

First quarter 2021 net revenues from sales of Interventional products were $96.2 million, a decrease of 3.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 6.4% compared to the prior year period.

First quarter 2021 net revenues from sales of Anesthesia products were $84.9 million, an increase of 12.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues increased 7.0% compared to the prior year period.

First quarter 2021 net revenues from sales of Surgical products were $80.4 million, an increase of 6.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues increased 2.3% compared to the prior year period.

First quarter 2021 net revenues from sales of Interventional Urology products were $73.4 million, a decrease of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 1.3% compared to the prior year period.

First quarter 2021 net revenues from sales of OEM products were $53.5 million, a decrease of 15.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 17.1% compared to the prior year period.

First quarter 2021 net revenues from sales of other products were $81.7 million, a decrease of 11.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2021 net revenues decreased 15.3% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first quarter of 2021 totaled $60.6 million compared to $56.7 million for the prior year period.

Cash and cash equivalents at March 28, 2021 were $324.6 million compared to $375.9 million at December 31, 2020.

Net accounts receivable at March 28, 2021 were $401.1 million compared to $395.1 million at December 31, 2020.

Net inventories at March 28, 2021 were $512.3 million compared to $513.2 million at December 31, 2020.

2021 RESTRUCTURING PLAN

During the first quarter of 2021, we committed to a restructuring plan designed to streamline various business functions across our segments. We estimate that we will incur aggregate pre-tax restructuring charges of $7 million to $9 million, consisting primarily of termination benefits. In addition, we expect to incur $3 million to $4 million in restructuring related charges, most of which are expected to be recognized in cost of sales. We expect this program will be substantially completed by the end of 2021.

We expect to begin realizing plan-related savings in 2021 and expect to achieve annual pre-tax savings of $13 million to $16 million once the plan is fully implemented.

2021 OUTLOOK

The Company raised its full year 2021 GAAP revenue growth estimates from a range of between 10.0% and 11.5% over 2020, to a range of between 10.50% and 11.75% over 2020, reflecting our estimate of an approximately 2% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company raised its full year 2021 revenue growth estimates from a range of between 8.0% and 9.5% over 2020, to a range of between 8.50% and 9.75% over 2020. The Company reaffirmed its full year 2021 revenue growth estimate of 30% associated with its Interventional Urology business.

The Company lowered its full year 2021 GAAP diluted earnings per share from continuing operations from a range of between $8.15 and $8.25 to a range of between $8.00 and $8.10. The Company raised its full year 2021 adjusted diluted earnings per share from continuing operations from a range of between $12.50 and $12.70 to a range of between $12.65 and $12.85.

Forecasted 2021 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2021 GAAP revenue growth	10.50%	11.75%

Estimated impact of foreign currency exchange rate fluctuations	2.00%	2.00%

Forecasted 2021 constant currency revenue growth	8.50%	9.75%

Forecasted 2021 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$8.00	$8.10

Restructuring, restructuring related and impairment items, net of tax	$0.71	$0.72

Acquisition, integration and divestiture related items, net of tax	$0.30	$0.32

Other items, net of tax	$0.17	$0.19

MDR	$0.48	$0.50

Intangible amortization expense, net of tax	$2.99	$3.02

Forecasted adjusted diluted earnings per share from continuing operations	$12.65	$12.85

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 6, 2021 at 11:59pm (ET), by calling 800-585-8367 (U.S./Canada) or 416-621-4642 (International), Passcode: 6194708.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2021 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - March 28, 2021
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$289.4	$203.1	$29.9	$8.0	$12.4	$74.9	$1.58
Adjustments
Restructuring, restructuring related and impairment items (A)	6.3	0.3	—	8.0	2.1	12.5	$0.26
Acquisition, integration and divestiture related items (B)	3.3	6.8	—	—	1.1	9.0	$0.19
Other items (C)	—	—	—	—	—	—	—
MDR (D)	—	—	4.2	—	—	4.2	$0.09
Intangible amortization expense	22.5	19.5	—	—	7.0	34.9	$0.74
Tax adjustments	—	—	—	—	(0.6)	0.6	$0.01
Adjusted basis	$257.3	$176.6	$25.8	$—	$22.1	$136.1	$2.87

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - March 29, 2020
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$297.0	$147.8	$27.4	$1.3	$11.1	$131.2	$2.78
Adjustments
Restructuring, restructuring related and impairment items (A)	4.9	0.2	—	1.3	0.8	5.7	$0.12
Acquisition, integration and divestiture related items (B)	1.7	(44.3)	—	—	0.4	(43.0)	$(0.91)
Other items (C)	—	—	—	—	—	—	—
MDR (D)	—	—	1.8	—	—	1.8	$0.04
Intangible amortization expense	20.9	17.9	0.1	—	6.2	32.7	$0.69
Tax adjustments	—	—	—	—	(0.1)	0.1	$0.00
Adjusted basis	$269.5	$174.0	$25.5	$—	$18.4	$128.4	$2.72

(A)Restructuring, restructuring related and impairment items - For the three months ended March 28, 2021, pre-tax restructuring charges were $8.0 million; pre-tax restructuring related charges were $6.6 million; and there were no pre-tax impairment charges. For the three months ended March 29, 2020, pre-tax restructuring charges were $1.3 million; pre-tax restructuring related charges were $5.1 million; and there were no pre-tax impairment charges.
(B)Acquisition, integration and divestiture related items - For the three months ended March 28, 2021, these charges primarily related to contingent consideration liabilities; reversal of previously recognized income related to a distributor conversion in Japan; and charges primarily related to our acquisition of Z-Medica, LLC. For the three months ended March 29, 2020, these items primarily related to the reversal of contingent consideration liabilities; and charges related to our acquisition of IWG High Performance Conductors, Inc. There were no divestiture related activities for the three months ended March 28, 2021 and March 29, 2020.
(C)Other items - There were no other items for the three months March 28, 2021 and March 29, 2020.
(D)MDR - These costs were associated with our efforts to comply with the European Medical Device Regulation.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements regarding the restructuring plan we committed to in the first quarter of 2021, including with respect to the pre-tax restructuring and restructuring-related charges we expect to incur in connection with the plan, pre-tax savings we expect to achieve once the plan has been fully implemented and the expected timing for when the plan will be substantially completed; forecasted 2021 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2021 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, the adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders, which may significantly reduce customer spending and which may have a negative impact on the Company’s business, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's departure from the European Union, commonly known as "Brexit"; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 28, 2021	March 29, 2020
	(Dollars and shares in thousands, except per share)
Net revenues	$633,925	$630,642
Cost of goods sold	289,398	297,018
Gross profit	344,527	333,624
Selling, general and administrative expenses	203,148	147,796
Research and development expenses	29,947	27,396
Restructuring and impairment charges	7,998	1,346
Income from continuing operations before interest and taxes	103,434	157,086
Interest expense	16,798	15,439
Interest income	(659)	(579)
Income from continuing operations before taxes	87,295	142,226
Taxes on income from continuing operations	12,428	11,074
Income from continuing operations	74,867	131,152
Operating loss from discontinued operations	(1)	(4)
Tax benefit on operating loss from discontinued operations	—	(2)
Loss from discontinued operations	(1)	(2)
Net income	$74,866	$131,150
Earnings per share:
Basic:
Income from continuing operations	$1.60	$2.83
Loss from discontinued operations	—	—
Net income	$1.60	$2.83
Diluted:
Income from continuing operations	$1.58	$2.78
Loss from discontinued operations	—	—
Net income	$1.58	$2.78
Weighted average common shares outstanding
Basic	46,698	46,382
Diluted	47,407	47,231

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	March 28, 2021	December 31, 2020
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$324,631	$375,880
Accounts receivable, net	401,112	395,071
Inventories	512,284	513,196
Prepaid expenses and other current assets	121,877	115,436
Prepaid taxes	18,879	22,842
Total current assets	1,378,783	1,422,425
Property, plant and equipment, net	467,648	473,912
Operating lease assets	94,554	100,635
Goodwill	2,565,874	2,585,966
Intangible assets, net	2,470,244	2,519,746
Deferred tax assets	8,045	8,073
Other assets	42,875	41,802
Total assets	$7,028,023	$7,152,559
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$83,750	$100,500
Accounts payable	101,340	102,520
Accrued expenses	134,311	136,276
Payroll and benefit-related liabilities	100,380	122,366
Accrued interest	23,401	7,135
Income taxes payable	14,831	17,361
Other current liabilities	50,040	53,869
Total current liabilities	508,053	540,027
Long-term borrowings	2,295,436	2,377,888
Deferred tax liabilities	482,484	484,678
Pension and postretirement benefit liabilities	57,118	74,499
Noncurrent liability for uncertain tax positions	9,987	10,127
Noncurrent operating lease liabilities	79,403	86,097
Other liabilities	219,751	242,786
Total liabilities	3,652,232	3,816,102
Commitments and contingencies
Total shareholders' equity	3,375,791	3,336,457
Total liabilities and shareholders' equity	$7,028,023	$7,152,559

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 28, 2021	March 29, 2020
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$74,866	$131,150
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1	2
Depreciation expense	17,513	16,842
Intangible asset amortization expense	41,922	38,911
Deferred financing costs and debt discount amortization expense	1,210	945
Fair value step up of acquired inventory sold	3,993	1,707
Changes in contingent consideration	6,354	(46,502)
Stock-based compensation	5,344	3,522
Deferred income taxes, net	425	679
Payments for contingent consideration	—	(79,771)
Interest benefit on swaps designated as net investment hedges	(4,647)	(4,874)
Other	(14,384)	(18,143)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(12,298)	(23,145)
Inventories	(10,074)	(12,346)
Prepaid expenses and other assets	3,342	6,403
Accounts payable, accrued expenses and other liabilities	(4,438)	(31,488)
Income taxes receivable and payable, net	1,665	4,651
Net cash provided by (used in) operating activities from continuing operations	110,794	(11,457)
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(19,276)	(19,684)
Proceeds from sale of assets	161	400
Payments for businesses and intangibles acquired, net of cash acquired	(1,762)	(265,160)
Net cash used in investing activities from continuing operations	(20,877)	(284,444)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	485,000
Reduction in borrowings	(100,000)	—
Debt extinguishment, issuance and amendment fees	(22)	—
Net proceeds from share based compensation plans and the related tax impacts	(2,510)	(3,022)
Payments for contingent consideration	(13,071)	(60,881)
Dividends paid	(15,893)	(15,767)
Net cash (used in) provided by financing activities from continuing operations	(131,496)	405,330
Cash flows from discontinued operations:
Net cash used in operating activities	(243)	(193)
Net cash used in discontinued operations	(243)	(193)
Effect of exchange rate changes on cash and cash equivalents	(9,427)	(3,842)
Net (decrease) increase in cash and cash equivalents	(51,249)	105,394
Cash and cash equivalents at the beginning of the period	375,880	301,083
Cash and cash equivalents at the end of the period	$324,631	$406,477